EXHIBIT 99.1
NEWS RELEASE
Investor Contact: Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact: Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports Second Quarter 2007 Financial Results
Second Quarter 2007 Highlights Compared to Second Quarter 2006 (1):
•	Sales for the quarter were $427.6 million
o	Excluding the effect of the 2006 settlements, sales increased $71.0 million or 20 percent over last year
•	Operating income for the quarter was $42.1 million
o	Excluding the effect of the 2006 settlements, operating income increased $21.6 million over last year
•	Funded backlog increased 48 percent to $3.5 billion
(1) During Q2 2006 several non-recurring customer settlements were recorded which increased 2006 sales by $99.5 million and 2006 operating income and net income by $31.6 million
Summary of Financial Results
     $ in millions

				Three Months Ended
	Three Months Ended			Excluding 2006 Settlements
	July 1,	June 25,		July 1,	June 25,
	2007	2006	Change	2007	2006 (1)	Change
Sales	$427.6	$456.1	$(28.5)	$427.6	$356.6	$71.0
Operating income (loss)	$42.1	$52.1	$(10.0)	$42.1	$20.5	$21.6
Net income (loss)	$26.1	$34.5	$(8.4)	$26.1	$2.9	$23.2

Adjusted EBITDA *	$83.4	$54.7	$28.7	$83.4	$54.7	$28.7
Free Cash Flow*	$(31.6)	$36.4	$(68.0)	$(31.6)	$(63.1)	$31.5

(1)
2006 Sales and Free Cash Flow exclude customer settlements recorded in Q2 2006 of $99.5 million; 2006 operating income and net income exclude the impacts of the customer settlements recorded in Q2 2006 of $31.6 million.

*	Non-GAAP measure. A complete definition and reconciliation of non-GAAP measures, identified with an asterisk, is provided on page 11.
          DALLAS, AUG. 14, 2007 — Vought Aircraft Industries, Inc. today reported financial results for its second quarter ending July 1, 2007.

Second Quarter Results
     Net sales for the second quarter 2007 were $427.6 million, a decrease of 6 percent compared with $456.1 million for the same period last year. Sales in the second quarter of 2006 included $99.5 million from previously reported customer settlements. Excluding these settlements, second quarter 2007 sales were up $71.0 million or 20 percent due to increased deliveries and price increases.
•
Commercial net sales decreased by $20.7 million or 9 percent, primarily due to $70.5 million of customer settlements recorded in the second quarter of 2006. Excluding the 2006 settlements, commercial net sales were up $49.8 million due to both increased delivery rates and timing of deliveries on Boeing programs of $29.9 million and price increases and increased delivery rates on Airbus programs of $19.9 million.

•
Military net sales increased $11.0 million or 8 percent, primarily as a result of increased sales of $20.2 million for the C-17 and H-60 programs. C-17 sales were up due to timing of deliveries and H-60 sales were higher due to increased delivery rates. These increases were partially offset by a decrease of $9.0 million on the Global Hawk program resulting from non-recurring efforts recorded in 2006.

•
Business Jet net sales decreased by $18.8 million or 20 percent primarily due to $29.0 million of customer settlements recorded in the second quarter of 2006. Excluding the 2006 customer settlements, business jet net sales were up $10.2 million primarily due to increased delivery rates and price increases on Gulfstream programs of $6.5 million.

     Funded backlog increased 48 percent to $3.5 billion at the end of the quarter compared to $2.4 billion for the same period last year, primarily due to increased orders for the 787 program. Vought’s calculation of backlog includes only funded orders, which causes backlog to be substantially lower than the estimated aggregate dollar value of our contracts.
     Net income for the second quarter of 2007 was $26.1 million, compared to $34.5 million for the same period last year. This decrease was primarily due to customer settlements recorded in the second quarter of 2006. Excluding the impact of the 2006 customer settlements, net income increased $23.2 million due to both higher sales and improved program margins resulting from cost reduction efforts and price increases.
     Adjusted EBITDA*, as defined in the company’s senior secured credit agreement, was $83.4 million for the second quarter of 2007, compared to $54.7 million for the same period last year. Adjusted EBITDA* excludes the impact of the 2006 customer settlements. The $28.7 million increase is due to both higher sales and improved program margins resulting from cost reduction initiatives and price increases.

     Free Cash Flow* was negative $31.6 million for the second quarter of 2007 compared to positive $36.4 million in 2006, a decrease of $68.0 million. Excluding the 2006 customer settlements, Free Cash Flow in 2007 increased $31.5 million primarily due to lower capital expenditures.
     “Results for the quarter demonstrate that our efforts to improve day-to-day execution of our business are having the intended impact. We are satisfied with the success of these initiatives so far, but we still have far to go to be best-in-class,” said Vought’s President and Chief Executive Officer Elmer Doty. “We have plenty of opportunities and challenges ahead of us that ensure careful cash management will remain a priority.”
Six Months Ended Results
     Net sales for the six months ended July 1, 2007 were $808.3 million, an increase of 4 percent compared with $778.9 million for the same period last year. Excluding the previously reported customer settlements of $99.5 million recorded in the second quarter of 2006, sales for the first six months of 2007 increased $128.9 million or 19 percent. The increase in sales was due to both increased deliveries and price increases.
•
Commercial net sales increased $34.9 million or 9 percent, primarily due to increased sales on Boeing programs of $79.8 million as well as a $25.6 million increase on Airbus programs. The Boeing program increases were primarily due to timing of deliveries, while the Airbus program increases were due to both price and delivery increases. These increases were partially offset by the $70.5 million of customer settlements recorded in the second quarter of 2006.

•
Military net sales decreased $3.2 million or 1 percent, primarily due to $37.5 million of non-recurring effort recorded in 2006 on the C-5 and Global Hawk programs. This decrease was offset by increases of $40.5 million on the H-60 and C-17 programs. The H-60 increases were due to increased deliveries, and the C-17 increases were due to timing of deliveries.

•
Business Jet net sales decreased by $2.3 million or 2 percent primarily due to $29.0 million of customer settlements received in the second quarter of 2006. Excluding the 2006 customer settlements, sales increased $20.5 million primarily due to higher delivery rates and price increases on Gulfstream programs. Other business jet programs increased by $6.2 million due to increased deliveries.

     Net income for the first six months of 2007 was $45.3 million, compared to a net loss of $17.0 million for the same period last year. Excluding the 2006 customer settlements, net income increased $93.9 million due to both higher sales and improved margins resulting from cost reduction efforts and price increases. These improvements were partially offset by higher non-recurring program period expenses related to the Boeing 787 program.
     Adjusted EBITDA*, as defined in the company’s senior secured credit agreement, was $157.6 million for the first six months of 2007, compared to $91.0 million for the same period last year, an increase of $66.6 million. This increase is the result of both higher sales and improved program margins resulting from cost reduction efforts and price increases.
     Free Cash Flow* was negative $29.3 million for the first six months of 2007, a decrease of $53.8 million from last year, primarily due to customer settlements recorded in the second quarter of 2006. Excluding the 2006 customer settlements, Free Cash Flow* in 2007 increased $45.7 million primarily due to lower capital expenditures. For the six months ended July 1, 2007, net cash expenditures for the 787 program were $110.0 million including start-up, capital and production costs offset by advances and settlements.
787 Program Update
     The 787 program continues to be on track, meeting Boeing’s requirements. Vought delivered the second set of aft fuselage barrels to Boeing and continues to work on plans to reduce the amount of work performed out of sequence. “We remain pleased with our progress on the 787 program and the performance of our 787 team, despite the challenges of a new program of this magnitude,” said Doty. “Our focus continues to be on implementing schedule recovery plans, including working with our suppliers, to ensure that our entire team continues to meet the program requirements.”
Non-GAAP Measure Disclosure
     EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by an asterisk *) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures is required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit agreement signed in December 2004 contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these measures and GAAP is presented at the end of this press release.
Conference Call Details
     Vought Aircraft Industries, Inc. will host a conference call on Friday, Aug. 17 at 2 p.m. Eastern time (1 p.m. Central time) to discuss its second quarter results. To access the conference call, dial (800)-901-5226 (United States) or (617)-786-4513 (International) with passcode 44899211. Please call 10 minutes prior to the start time.
     If you cannot listen to the conference call at its scheduled time, there will be a replay available through Aug. 24, which can be accessed by dialing (888)-286-8010 (United States) or (617)-801-6888 (International) with passcode 84057625.
     Vought’s conference call will be supplemented by a series of slides appearing on the company’s Web site. Listeners are encouraged to view these materials in conjunction with the call. The presentation will be posted on the home page of the Web site on the morning of the call.
About Vought
     Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual sales of approximately $1.6 billion and about 5,900 employees in nine U.S. locations.
Disclaimer on Forward Looking Statements
     This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results could differ materially from those anticipated due to the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the Company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
($ in millions, except per share amounts)

	July 1,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$70.6	$93.4
Accounts receivable	115.0	82.1
Inventories	351.5	337.8
Other current assets	8.7	7.3

Total current assets	545.8	520.6

Property, plant and equipment, net	511.8	530.4
Goodwill	527.7	527.7
Identifiable intangible assets, net	60.3	64.9
Investment in joint venture	9.2	—
Debt origination costs, net and other assets	13.4	15.1

Total assets	$1,668.2	$1,658.7

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$111.2	$118.4
Accrued and other liabilities	73.0	76.2
Accrued payroll and employee benefits	31.3	40.8
Accrued post-retirement benefits-current	51.3	51.3
Accrued pension-current	41.9	25.6
Current portion of long-term bank debt	4.0	4.0
Capital lease obligation	0.7	1.3
Accrued contract liabilities	335.1	333.7

Total current liabilities	648.5	651.3

Long-term liabilities:
Accrued post-retirement benefits	473.1	478.8
Accrued pension	321.7	352.0
Long-term bank debt, net of current portion	411.0	413.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	184.2	186.9

Total liabilities	2,308.5	2,352.0

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,776,578 and 24,755,248 issued and outstanding at July 1, 2007 and December 31, 2006, respectively	0.3	0.3
Additional paid-in capital	416.6	414.8
Shares held in rabbi trust	(1.6)	(1.6)
Stockholders’ loans	(1.0)	(1.0)
Accumulated deficit	(596.0)	(641.3)
Accumulated other comprehensive loss	(458.6)	(464.5)

Total stockholders’ equity (deficit)	$(640.3)	$(693.3)

Total liabilities and stockholders’ equity (deficit)	$1,668.2	$1,658.7

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
($ in millions)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2007	2006	2007	2006
Net sales	$427.6	$456.1	$808.3	$778.9

Costs and expenses

Cost of sales	325.8	345.2	618.3	645.1
Selling, general and administrative expenses	59.7	50.3	113.7	108.3
Impairment charge	—	8.5	—	8.5

Total costs and expenses	385.5	404.0	732.0	761.9

Operating income	42.1	52.1	76.3	17.0

Other income (expense)
Interest income	0.9	0.2	2.2	0.5
Other income (loss)	—	(0.1)	(0.1)	(0.1)
Equity in earnings (loss) of joint venture	(0.4)	(1.5)	(0.7)	(3.2)
Interest expense	(15.7)	(16.2)	(31.6)	(31.2)

Income (loss) before income taxes	26.9	34.5	46.1	(17.0)
Income taxes	(0.8)	—	(0.8)	—

Net income (loss)	$26.1	$34.5	$45.3	$(17.0)

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
($ in millions) (Unaudited)

	Six Months Ended
	July 1,	June 25,
	2007	2006
Operating activities
Net income (loss)	$45.3	$(17.0)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	30.4	29.2
Impairment charge	—	8.5
Non-cash stock compensation expense	1.8	—
Equity in losses of joint venture	0.7	3.2
Loss from asset sales	0.6	0.3
Changes in current assets and liabilities:
Accounts receivable	(32.9)	(36.4)
Inventories, net of advances and progress billings	(13.7)	(34.6)
Other current assets	(1.4)	(1.2)
Accounts payable, trade	(7.2)	27.2
Accrued payroll and employee benefits	(9.5)	(3.1)
Accrued and other liabilities	13.1	18.2
Accrued contract liabilities	1.4	113.2
Other assets and liabilities — long-term	(26.9)	(8.0)

Net cash provided by (used in) operating activities	1.7	99.5
Investing activities
Capital expenditures	(31.0)	(75.0)
Proceeds from sale of assets	23.1	0.3
Investment in joint venture	(14.0)	—

Net cash provided by (used in) investing activities	(21.9)	(74.7)
Financing activities
Proceeds from short-term bank debt	—	155.0
Payments on short-term bank debt	—	(155.0)
Payments on long-term bank debt	(2.0)	(1.0)
Payments on capital leases	(0.6)	(0.5)
Proceeds from sale of common stock	—	0.3
Proceeds from repayment of stockholder loans	—	0.1
Proceeds from governmental grants	—	16.1

Net cash provided by (used in) financing activities	(2.6)	15.0

Net increase (decrease) in cash and cash equivalents	(22.8)	39.8
Cash and cash equivalents at beginning of period	93.4	10.1

Cash and cash equivalents at end of period	$70.6	$49.9

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months			Six Months
	Ended			Ended
	July 1,	June 25,		July 1,	June 25,
	2007	2006	Change	2007	2006	Change
Sales as Reported:
Commercial	$210.2	$230.9	$(20.7)	$404.0	$369.1	$34.9
Military	141.8	130.8	11.0	256.3	259.5	(3.2)
Business jets	75.6	94.4	(18.8)	148.0	150.3	(2.3)

Total	$427.6	$456.1	$(28.5)	$808.3	$778.9	$29.4

2006 Settlements
Commercial	$—	$70.5	$(70.5)	$—	$70.5	$(70.5)
Military		—	—		—	—
Business jets	—	29.0	(29.0)	—	29.0	(29.0)

Total	$—	$99.5	$(99.5)	$—	$99.5	$(99.5)

Sales (Excluding 2006 Settlements)
Commercial	$210.2	$160.4	$49.8	$404.0	$298.6	$105.4
Military	141.8	130.8	11.0	256.3	259.5	(3.2)
Business jets	75.6	65.4	10.2	148.0	121.3	26.7

Total	$427.6	$356.6	$71.0	$808.3	$679.4	$128.9

	Three Months		Six Months
	Ended		Ended
	July 1,	June 25,	July 1,	June 25,
	2007	2006	2007	2006
% Mix for Sales (Excluding 2006 Settlements)
Commercial	49%	45%	50%	44%
Military	33%	37%	32%	38%
Business jets	18%	18%	18%	18%

Total	100%	100%	100%	100%

	Six Months
	Ended
	July 1,	June 25,
	2007	2006	Change
Sales Backlog
Commercial	$2,216.4	$1,209.3	$1,007.1
Military	629.0	666.0	(37.0)
Business jets	668.3	491.5	176.8

Total sales backlog	$3,513.7	$2,366.8	$1,146.9

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
     In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), we also disclose non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. We provide reconciliations of these non-GAAP measures to the most comparable GAAP reporting. We believe that discussion of these non-GAAP measures excluding certain significant charges or credits provides additional insights into underlying business performance. EBITDA, Adjusted EBITDA and Free Cash Flow are not measures recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.
     We also believe that the inclusion of Adjusted EBITDA and Free Cash Flow is appropriate to provide additional information to investors because these non-GAAP financial measures are used by securities analysts, bondholders, and other investors as important measures of assessing:
•	our operating performance across periods on a consistent basis;

•	our ongoing ability to meet our obligations and manage our levels of indebtedness; and

•	our liquidity and covenant compliance to evaluate the relative risk of an investment in our securities.
     Because not all companies use identical calculations, the presentation of Adjusted EBITDA and Free Cash Flow may not be comparable to other similarly titled measures of other companies.
     Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and such measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of these non-GAAP financial measures are:
•	they do not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	they do not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	they do not reflect cash requirements for the payment of income taxes when due;

•	Free Cash Flow does not represent residual cash flow available for discretionary expenditures, because debt service requirements and other non-discretionary expenditures are not deducted;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•
they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations but may nonetheless have a material impact on our results of operations.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2007	2006	2007	2006
Net cash provided by (used in) operating activities	$(18.1)	$70.6	$1.7	$99.5
Interest expense, net	14.8	16.0	29.4	30.7
Income tax	0.8	—	0.8	—
Stock compensation expense	(1.0)	—	(1.8)	—
Equity in losses of joint venture	(0.4)	(1.5)	(0.7)	(3.2)
Loss from asset sales	(0.2)	(8.7)	(0.6)	(8.8)
Debt amortization costs	(0.6)	(0.7)	(1.4)	(1.5)
Changes in operating assets and liabilities	61.1	(11.0)	77.1	(75.3)

EBITDA	56.4	64.7	104.5	41.4
Non-recurring investment in Boeing 787	25.9	17.7	49.7	38.8
Unusual charges — Plant consolidation & other non-recurring program costs	(0.6)	(31.4)	0.1	(1.6)
Loss on disposal of property, plant and equipment	0.2	8.7	0.6	8.8
Pension & OPEB curtailment and non-cash expense	—	(5.5)		2.5
Other	1.5	0.5	2.7	1.1

Adjusted EBITDA	$83.4	$54.7	$157.6	$91.0

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	Three Months Ended		Six Months Ended
	July. 1	June 25,	July. 1	June 25,
	2007	2006	2007	2006
Cash flow provided by (used in) operating activities	$(18.1)	$70.6	$1.7	$99.5
Less: Capital expenditures	(13.5)	(34.2)	(31.0)	(75.0)

Free Cash Flow	$(31.6)	$36.4	$(29.3)	$24.5

2006 Settlements		(99.5)		(99.5)

Free Cash Flow from Ongoing Operations	$(31.6)	$(63.1)	$(29.3)	$(75.0)